SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

DURATA THERAPEUTICS, INC.

(Name of Subject Company)

DURATA THERAPEUTICS, INC.

(Name of Person Filing Statement)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

26658A107

(CUSIP Number of Class of Securities)

Paul R. Edick

President and Chief Executive Officer

Durata Therapeutics, Inc.

200 S. Wacker Drive, Suite 2550

Chicago, Illinois 60606

(312) 219-7000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Brian A. Johnson

Jay E. Bothwick

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Telephone: (212) 230-8800

Telecopy: (212) 230-8888

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Durata Therapeutics, Inc. on October 6, 2014 (including all exhibits attached thereto and incorporated therein by reference), is incorporated herein by reference.